UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2006

JAMESON INNS, INC.

(Exact name of registrant as specified in its charter)

Georgia	0-23256	58-2079583
(State or other jurisdiction of incorporated)	(Commission File Number)	(IRS Employer Identification No.)

41 Perimeter Center East, Suite 400, Atlanta, Georgia	30346
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 481-0305

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This amendment is being filed to add to the disclosure the bonuses described in Item 1.01(b).

ITEM 1.01. Entry into a Material Definitive Agreement.

(a)	Director Compensation

On March 1, 2006, the Board of Directors approved a revised compensation schedule for directors pursuant to which the Company will compensate each of the non-employee directors as follows:

Annual Board Cash Retainer:	$20,000		paid $5,000 quarterly
Meeting Fee:	$1,000	*	paid per meeting
Restricted Stock:	$20,000		granted at the annual meeting of stockholders; vesting 12 months after date of grant**
Audit Committee Chair Retainer:	$5,000

Under the prior compensation arrangement, the directors received an annual cash fee of $10,000, a fee of $500 per meeting and an option granted annually at the time of the annual stockholders meeting to purchase 5,000 shares of common stock of the Company.

*	Applies to both Board meetings and meetings of committees on which the director is a member. Members attending meetings by phone shall be paid meeting fees at a 50% rate.
**	Grants of restricted stock are subject to stockholder approval of a new equity incentive plan for directors expected to be presented at the 2006 Annual Meeting of Stockholders.

(b)	Executive Bonuses

On March 1, 2006, the Compensation Committee approved bonuses for Thomas W. Kitchin, Chief Executive Officer and Chairman of the Board of Directors, and Craig R. Kitchin, President and Chief Financial Officer. The Compensation Committee also ratified the allocation to the officers of bonuses in the amount recommended by Thomas W. Kitchin from a bonus pool previously approved at the November 17, 2005 meeting of the Compensation Committee. All bonuses were awarded in recognition for work performed and goals accomplished during 2005.

The amounts of the bonuses to be awarded to executive officers listed below are:

Executive Officer	Cash Bonus Amount
Thomas W. Kitchin, Chief Executive Officer and Chairman of the Board of Directors	$220,350
Craig R. Kitchin, President and Chief Financial Officer	$90,000
Steven A. Curlee, Vice President – Legal and General Counsel	$50,000
D. Anthony Maness, Vice President - Operations of Kitchin Hospitality	$60,000
W. David Vining, Vice President – Marketing of Kitchin Hospitality	$45,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMESON INNS, INC.
Dated as of March 7, 2006
	By:	Craig R. Kitchin

/s/ Craig R. Kitchin
	Its:	President & Chief Financial Officer